UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2016

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

(412) 434-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 24, 2016, PPG Industries, Inc. (the “Company”) entered into (a) a Definitive Purchase Agreement by and among the Company, Massachusetts Mutual Life Insurance Company (“MassMutual”) and State Street Bank & Trust Company (“State Street”), as independent fiduciary to the Company’s United States defined benefit pension plans (the “Plans”), and (b) a Definitive Purchase Agreement by and among the Company, Metropolitan Life Insurance Company (“MetLife”) and State Street. Pursuant to the Definitive Purchase Agreements, the Plans will purchase group annuity contracts that will irrevocably transfer to the two insurance companies the future pension benefit obligations and annuity administration for approximately 13,400 of the Company’s retirees or their survivors who started receiving their monthly retirement benefit payments on or before April 1, 2016.
Upon issuance of the group annuity contracts, the value of the benefit obligation of each affected former salaried employee’s retirement benefit obligation will be irrevocably guaranteed by, and split equally between, MassMutual and MetLife. MassMutual will serve as the lead administrator and, beginning September 1, 2016, it will make each former salaried employee’s full annuity payment on behalf of itself and MetLife. The value of the benefit obligation of each affected former hourly employee’s retirement benefit obligation will be irrevocably guaranteed by MetLife, and MetLife will serve as the administrator. Beginning September 1, 2016, MetLife will make each former hourly employee’s full annuity payment.
The amount of each affected retiree’s annuity payment will be equal to the amount of such individual’s pension benefit. By irrevocably transferring the obligations to MassMutual and MetLife, the Company will reduce its overall pension projected benefit obligation by approximately $1.6 billion. The purchase of group annuity contracts will be funded directly by the assets of the Plans.
The Definitive Purchase Agreements each contain closing conditions customary for a transaction of this nature, including certain termination clauses. Assuming all closing conditions are satisfied, the Company expects the purchase of the irrevocable group annuity contracts would occur in the third quarter of 2016.
The Company expects to make an aggregate contribution of approximately $175 million to the Plans in 2016 and 2017. These contributions will be funded by cash on hand. The Company expects to recognize a non-cash pension settlement charge of approximately $500 to $600 million after tax (approximately $800 million to $1.0 billion before tax) in the third quarter of 2016 as a result of the purchase of the group annuity contracts.
Attached and incorporated herein by reference as Exhibit 99 is a copy of the press release of the Company, dated June 27, 2016, related to this transaction.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99	Press release of PPG Industries, Inc. dated June 27, 2016.

Forward-Looking Statements
Statements in this Form 8-K relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the pension annuitization transaction. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the satisfaction of the conditions of the transaction and other risks related to completion of the transaction and actions related thereto; the parties’ ability to complete the transaction on the anticipated terms and schedule; the ability of the Company to achieve the expected benefits of the transaction; the amount and timing of the settlement charge; the amount of future contributions to the Company’s pension plans; the Company’s ongoing pension obligations and costs after the transaction; and the other risks and uncertainties discussed in the Company’s periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and the Company does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: June 27, 2016	/s/ Glenn E. Bost II
Glenn E. Bost II
Senior Vice President and General Counsel